Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

CONTACTS:	Robin Fastenau
Trimeris, Inc.
(919) 419-6050

Tricia Haugeto
Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com

TRIMERIS AND ARRAY BIOPHARMA EXTEND ANTIVIRAL

DRUG DISCOVERY AGREEMENT

– Collaboration targets discovery and development of small molecule inhibitors of HIV–

DURHAM, N.C. and BOULDER, Colo., (June 3, 2004) — Trimeris, Inc. (Nasdaq: TRMS) and Array BioPharma Inc. (Nasdaq: ARRY) today announced the renewal of an agreement to discover small molecule entry inhibitors directed against human immunodeficiency virus (HIV).

As part of this renewed agreement, Trimeris will screen small molecule compounds created by Array against HIV entry inhibitor targets.  The terms of the agreement are substantially similar to those of the initial agreement, signed in August 2001.  Array will be entitled to receive research funding as well as milestone payments and royalties based on the success of this program.

“Trimeris is pleased to extend the research agreement with Array which supplements our small molecule research program,” commented Dani Bolognesi, Ph.D., Chief Executive Officer and Chief Scientific Officer at Trimeris.  “This research agreement provides a valuable opportunity to continue our search for novel HIV entry inhibitors using Array’s platform technologies.”

“We are excited about the opportunity to continue our collaboration with Trimeris to help exploit Trimeris’ platform for identifying drugs against HIV,” said Kevin Koch, Ph.D., President and Chief Scientific Officer at Array.  “This agreement combines Array’s strength in the structural design of novel small molecule drugs with Trimeris’ expertise in developing HIV therapeutics.”

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About Trimeris, Inc.:

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON®, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at www.trimeris.com.

About Array BioPharma:

Array BioPharma is creating the next generation of orally active drugs by integrating the latest advances in chemistry, biology and informatics. Our drug development pipeline is focused primarily in cancer and inflammatory disease and includes several promising small molecule drugs that regulate targets in therapeutically important disease pathways. In addition, Array collaborates with leading pharmaceutical and biotechnology companies to design, create and optimize drug candidates across a broad range of therapeutic areas.  Our mission is to be the most efficient inventor of high quality drug candidates in the pharmaceutical industry.

Founded in 1998, Array BioPharma is headquartered in Boulder, Colorado and employs over 250, including 200 scientists. Array has out-licensed three proprietary research programs for co-development with AstraZeneca PLC and Genentech, Inc., and has research collaborations with leading pharmaceutical and biotechnology companies including AstraZeneca, Eli Lilly, GenPath, InterMune, Roche and Takeda.  For more information on Array, please go to www.arraybiopharma.com.

Trimeris Safe Harbor Statement:

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties.  These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning.  Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects.  For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 12, 2004 and its periodic reports filed with the SEC.

Array BioPharma Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our quarterly report filed on form 10-Q for the quarter ended March 31, 2004, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to collaborate with and fund third parties to in-license drug candidates for their product pipelines and on their drug discovery activities, the ability of our collaborators and of Array to meet drug discovery objectives tied to milestones and royalties, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, and our ability to attract and retain experienced scientists and management.  We are providing this information as of June 3, 2004. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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